ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20130346518-63
Ross Miller Secretary of State State of Nevada	Filing Date and Time 05/24/2013 12:16 PM
	Entity Number E0582762010-9

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Organic Treehouse, Ltd.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE I, NAME has been amended to read in its entirety as follows: The name of the corporation is Sunvault Energy, Inc. (hereinafter, the "Corporation").

ARTICLE III, AUTHORIZATION TO ISSUE CAPITAL STOCK has been amended to read in its entirety as follows: The aggregate number of shares which the Corporation shall have the authority to issue is 500,000,000 shares of Common Stock with a par value of $0.001 per share. All Common Stock of the Corporation shall be of the same class and shall have the same rights and preferences. Full-paid stock of the Corporation shall not be liable to any further call or assessment.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 62.98%

4. Effective date and time of filing: (optional) Date: May 31, 2013 Time: 1:00 pm

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.